UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  March 19, 2009
AMERICAN INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
70 Pine Street
New York, New York 10270
(Address of principal executive offices)
Registrant’s telephone number, including area code:  (212) 770-7000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Section 5 – Corporate Governance and Management
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 19, 2009, Edmund S.W. Tse notified American International Group, Inc. (AIG) that he would be retiring as Senior Vice Chairman—Life Insurance of AIG, effective at the AIG 2009 Annual Meeting of Shareholders. In connection with his retirement, Mr. Tse also will not be standing for re-election to the AIG Board of Directors. Except as noted below, Mr. Tse will retire from all director and officer positions that he currently holds at AIG subsidiaries effective at the Annual Meeting.
     Mr. Tse is retiring at age 71, having worked with AIG since 1961. At the request of AIG, Mr. Tse has agreed to enter into a Service Agreement with American International Assurance Company, Limited (AIA), an insurance subsidiary of AIG based in Hong Kong, that will become effective upon his retirement from AIG. As part of that agreement, Mr. Tse agreed to serve as Honorary Chairman of AIA and Non-Executive Chairman of each of Nan Shan Life Insurance Company, Limited and The Philippine American Life and General Insurance Company for a one-year period, subject to future extensions as agreed between AIA and Mr. Tse. AIG requested this continuing service so that it would continue to benefit from Mr. Tse’s expertise and relationships in Asia as AIG continues its restructuring and divestiture program. As part of the agreement, Mr. Tse agreed to abide by certain restrictive covenants and to execute a release of claims in favor of AIG. Mr. Tse will receive an annual fee of U.S. $250,000 for his service. The agreement is terminable on 30 days notice by either party, in which case the fee would be prorated. In addition, Mr. Tse will be eligible to receive a transaction bonus in an amount to be determined by AIG in its sole discretion in the event of a sale or initial public offering of any of AIG’s foreign life operations (subject to limitations imposed by any other agreement or arrangement of AIG).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)
Date: March 25, 2009	By:	/s/ Kathleen E. Shannon
		Name:	Kathleen E. Shannon
		Title:	Senior Vice President and Secretary